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Exhibit 23.3

INDEPENDENT PETROLEUM CONSULTANTS' CONSENT

        The undersigned firm of Independent Petroleum Consultants of Calgary, Alberta, Canada has prepared an independent evaluation of the interest of MarkWest Resources Canada Corp. in certain Canadian oil and gas properties and hereby gives consent to the use of its name and to the said estimates. The effective date of the evaluation is January 1, 2003.

        In the course of the evaluation, MarkWest Resources Canada Corp. provided Gilbert Laustsen Jung Associates Ltd. personnel with basic information which included land data, well information, geological information, contract information, operating cost data, financial data and discussions of future operating plans. Other engineering, geological or economic data required to conduct the evaluation and upon which this report is based, was obtained from public records, other operators, and from Gilbert Laustsen Jung Associates Ltd. nonconfidential files. The extent and character of ownership and accuracy of all factual data supplied for the independent evaluation, from all sources, has been accepted as represented. Gilbert Laustsen Jung Associates Ltd. reserves the right to review all calculations referred to or included in this report and to revise the estimates in light of erroneous data supplied or information existing but not made available which becomes known subsequent to the preparation of this report.

        The accuracy of any reserves and production estimate is a function of the quality and quantity of available data and of engineering interpretation and judgement. While reserves and production estimates presented herein are considered reasonable, the estimates should be accepted with the understanding that reservoir performance subsequent to the date of the estimate may justify revision, either upward or downward.

        Revenue projections presented in this report are based in part on forecasts of market prices, currency exchange rates, inflation, market demand and government policy which are subject to many uncertainties and may, in future, differ materially from the forecasts utilized herein. Present values of revenues documented in this report do not necessarily represent the fair market value of the reserves evaluated herein.

PERMIT TO PRACTICE GILBERT LAUSTSEN JUNG ASSOCIATES LTD.
Signature:	/s/ [ILLEGIBLE]
Date: February 14, 2003
PERMIT NUMBER: P 2066 The Association of Professional Engineers, Geologists and Geophysicists of Alberta
[ILLEGIBLE] Gilbert Laustsen Jung Associates Ltd.

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  Exhibit 23.3